                                                                    EXHIBIT 4.6

                           STOCK PURCHASE AGREEMENT

                                 BY AND AMONG

                            SFC ACQUISITION CORP.,

                            NB HOLDINGS CORPORATION

                                      AND

                         SUPERIOR FEDERAL BANK, F.S.B.



                 PROVIDING FOR THE ACQUISITION OF THE STOCK OF

                         SUPERIOR FEDERAL BANK, F.S.B.


                                      BY

                             SFC ACQUISITION CORP.

                         DATED AS OF DECEMBER 3, 1997

                               TABLE OF CONTENTS


                                   ARTICLE I
                          PURCHASE AND SALE OF SHARES

                                                                          Page

 1.1  General............................................................   1
 1.2  Manner of Payment..................................................   1
 1.3  Delivery of Certificates...........................................   1
 1.4  Time and Place of Closing..........................................   2
 1.5  Closing Date.......................................................   2
 1.6  Goodwill Litigation; Further Consideration.........................   2

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

 2.1  Organization and Good Standing of Purchaser........................   2
 2.2  Authorization of Agreement.........................................   3
 2.3  No Violation.......................................................   3
 2.4  Consents and Approvals of Governmental Authorities.................   3
 2.5  Legal Proceedings..................................................   4
 2.6  Purchase for Investment............................................   4
 2.7  Disclosure.........................................................   4
 2.8  Other Matters......................................................   4
 2.9  Brokers and Finders................................................   4
2.10  Financing..........................................................   4

                                  ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF SELLER AND SUPERIOR

 3.1  Capitalization.....................................................   5
 3.2  Ownership of Shares................................................   5
 3.3  Organization and Good Standing of Superior.........................   5
 3.4  Subsidiaries.......................................................   6
 3.5  Authorization of Agreement.........................................   6
 3.6  No Violation.......................................................   6
 3.7  Consents and Approvals of Governmental Authorities.................   7
 3.8  Legal Proceedings..................................................   7
 3.9  Compliance with Laws...............................................   7
3.10  Financial Statements...............................................   8
3.11  No Adverse Change..................................................   8

3.12  Undisclosed Liabilities............................................   8
3.13  Taxes..............................................................   9
3.14  Title to Properties................................................  10
3.15  Software...........................................................  10
3.16  Trademarks and Tradenames..........................................  10
3.17  Properties.........................................................  11
3.18  Contracts..........................................................  12
3.19  Benefit Plans......................................................  13
3.20  Employees..........................................................  14
3.21  Labor..............................................................  14
3.22  Environmental Matters..............................................  14
3.23  Insurance..........................................................  15
3.24  Disclosure.........................................................  15
3.25  Other Matters......................................................  16
3.26  Brokers and Finders................................................  16

                                   ARTICLE IV
                    CONDUCT OF BUSINESS PRIOR TO THE CLOSING

4.1  Conduct Prior to Closing............................................  16
4.2  Forbearances........................................................  17

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

5.1  Current Information.................................................  19
5.2  Access; Information.................................................  19
5.3  Regulatory Matters..................................................  20
5.4  Employee Benefits and Other Matters.................................  20
5.5  Certain Tax Matters.................................................  22
5.6  Press Releases......................................................  27

                                   ARTICLE VI
                        CONDITIONS PRECEDENT TO CLOSING

6.1  Conditions Precedent to Obligations of Parties Hereto...............  27
6.2  Conditions Precedent to Obligations of Seller and Superior..........  28
6.3  Conditions Precedent to Obligations of Purchaser....................  28

                                  ARTICLE VII
                               CLOSING DELIVERIES

7.1  Seller's Deliveries.................................................  29

7.2  Purchaser's Deliveries..............................................  29

                                  ARTICLE VIII
                                   INDEMNITY

8.1  Indemnity...........................................................  30
8.2  Claims..............................................................  31
8.3  Survival............................................................  32

                                   ARTICLE IX
                                  TERMINATION

9.1  Termination.........................................................  33


                                   ARTICLE X
                              CERTAIN DEFINITIONS


                                   ARTICLE XI
                                 MISCELLANEOUS

 11.1  Third-Party Beneficiaries.........................................  39
 11.2  Expenses..........................................................  39
 11.3  Notices...........................................................  39
 11.4  Captions..........................................................  40
 11.5  Further Assurances................................................  40
 11.6  Entire Agreement..................................................  40
 11.7  Amendment; Waiver.................................................  40
 11.8  Assignment........................................................  41
 11.9  Successors........................................................  41
11.10  Severability......................................................  41
11.11  Governing Law.....................................................  41
11.12  Counterparts......................................................  41

                            STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (including the Schedules hereto, this "Agreement") dated as of December 3, 1997 by and among NB Holdings Corporation, a bank holding company and a Delaware corporation ("Seller"), Superior Federal Bank, F.S.B., a federal savings bank ("Superior"), and SFC Acquisition Corp., a Delaware corporation ("Purchaser").

                                    RECITALS

WHEREAS, Purchaser wishes to acquire Superior upon the terms and conditions set forth in this Agreement; and

WHEREAS, Seller wishes to sell Superior upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

                                   ARTICLE I
                          PURCHASE AND SALE OF SHARES

     1.1  General.  Subject to the terms and conditions of this Agreement, at
          -------
the Closing (as hereinafter defined), Seller shall sell, assign, transfer and convey unto Purchaser 1,000 shares of common stock, par value $1.00 per share, of Superior (the "Shares"), which shares constitute all of the issued and outstanding capital stock of Superior, and Purchaser shall purchase the Shares for an aggregate purchase price of $162.5 million (the "Purchase Price"), payable in cash, subject to any additional consideration payable pursuant to
Section 1.6 hereof.

     1.2  Manner of Payment.  The Purchase Price shall be paid by Purchaser at
          -----------------
the Closing by wire transfer of immediately available funds to the account or accounts designated by Seller.

     1.3  Delivery of Certificates.  Against receipt of the Purchase Price, at
          ------------------------
the Closing, Seller shall deliver to Purchaser the certificates for the Shares, together with such stock powers as will entitle Purchaser to immediate registration of the transfer of the Shares in its name and as will convey the Shares to Purchaser free and clear of all liens and encumbrances (other than transfer restrictions imposed by applicable securities laws).

     1.4  Time and Place of Closing.  The closing of the transactions
          -------------------------
contemplated hereby (the "Closing") shall take place at 10:00 a.m. on the Closing Date (as hereinafter defined) at the offices of Seller in Charlotte, North Carolina or at such other time and place as may be mutually agreed upon by the parties.

     1.5  Closing Date.  Unless otherwise mutually agreed upon in writing by the
          ------------
parties, subject to the terms and conditions hereof, the "Closing Date" shall be the first business day following the last to occur of: (i) the effective date of the last order, approval, or exemption of any federal or state regulatory agency approving or exempting the transactions contemplated hereby, if such action is required; and (ii) the expiration of all required waiting periods after the filing of all notices to all federal or state regulatory agencies required for consummation of the transactions contemplated hereby.

     1.6  Goodwill Litigation; Further Consideration.  On the Closing Date,
          ------------------------------------------
Purchaser shall become the legal successor to Seller's right and interest in the related proceedings brought under the action Superior Federal Bank, F.S.B. vs.
                                             ---------------------------------
United States (No. 95-769C) (the "Goodwill Litigation").  Within five (5)
-------------
business days following Purchaser's receipt of payment pursuant to irrevocable settlement or other resolution of the Goodwill Litigation by final judgment subject to no further appeal, and, as further consideration for the sale of the Shares to Purchaser, Purchaser shall pay Seller fifty percent (50%) of the "net recovery" from the Goodwill Litigation. "Net recovery" shall be the gross aggregate amount Purchaser receives from such settlement or resolution, net of the total litigation expenses incurred and paid by Purchaser after the Closing Date. "Total litigation expenses" shall include, without limitation, attorneys' fees, court costs, expenses, fees of experts and consultants, filing fees and all other costs reasonably incurred in prosecution of the Goodwill Litigation. Purchaser agrees to employ as counsel for prosecution of the Goodwill Litigation the firm of Cooper & Carvin, PLLC, provided, however, that Purchaser and Seller may mutually agree at any time to retain other or additional counsel.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

     2.1  Organization and Good Standing of Purchaser.   Purchaser is a
          -------------------------------------------
corporation duly organized, validly existing and in good standing under the laws of Delaware. Purchaser is duly qualified to do business as a foreign corporation under the laws of each jurisdiction where it is required to be qualified or where it would be required to be qualified to conduct its business, except where failure to so qualify would not have a Material Adverse Effect.

     2.2 Authorization of Agreement.  Purchaser has the full right, power and
         --------------------------
authority to enter into and perform this Agreement and to consummate the transactions contemplated hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action.
This Agreement, when executed by the parties hereto, constitutes or will constitute a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to: (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally and (ii) the exercise of judicial or administrative discretion in accordance with general equitable principles, including, without limitation, as to the availability of the remedy of specific performance or other injunctive relief.

     2.3  No Violation.  The authorization, execution, delivery and performance
          ------------
of this Agreement, the consummation of the transactions contemplated hereunder, and the compliance with the terms, conditions and provisions hereof and thereof by Purchaser, do not and will not: (i) violate, conflict with, result in a breach or termination of, constitute a default under, require any notice, approval or consent under, give rise to a right of termination of, or accelerate the performance required by, any term or provision of any agreement, commitment or other instrument, or any order, judgment or decree to which either Purchaser is a party or by which Purchaser is bound that would have a Material Adverse Effect; (ii) violate any provision of the Certificate of Incorporation or Bylaws of Purchaser; or (iii) violate, result in a breach of, conflict with or require any notice, filing or consent under, any statute, rule, regulation or other provision of law, or any order, judgment or other direction of a court or other tribunal, or any other governmental requirement, permit, registration, license or authorization applicable to Purchaser that would have a Material Adverse Effect or that would threaten or impede the consummation of the transactions contemplated by this Agreement.

     2.4  Consents and Approvals of Governmental Authorities.  Except as set
          --------------------------------------------------
forth on Schedule 2.4 hereto, no consent, license, approval or authorization of, or designation, declaration or filing with, any governmental or regulatory agency or authority is required on the part of Purchaser in connection with the authorization, execution, delivery and performance of this Agreement. Purchaser is not aware of any reason why any such required consent or approval will not be received.

     2.5  Legal Proceedings.  There are no legal, administrative, arbitral or
          -----------------
other actions, claims, suits or proceedings or investigations instituted or pending or, to the knowledge of Purchaser's management, threatened against Purchaser, or against any property, asset, interest or right of Purchaser, that might reasonably be expected to have a Material Adverse Effect or that might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement.

     2.6  Purchase for Investment.  Purchaser is purchasing the Shares for
          -----------------------
investment and for the purpose of acquiring Superior and its business, and not for the purpose of any resale or distribution of the Shares. Purchaser acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended, and may not be sold or otherwise disposed of in the absence of such registration or the availability of an applicable exemption therefrom.

     2.7  Disclosure. No representation or warranty of Purchaser contained in
          ----------
this Agreement or in any statement or certificate furnished or to be furnished to Seller pursuant hereto in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made herein or therein, in the light of the circumstances under which they were made, not misleading.

     2.8  Other Matters.  Purchaser has not taken and has not agreed to take any
          -------------
action, and has no knowledge of any fact or circumstances, that would materially impede or delay the consummation of the transactions contemplated hereby.

     2.9  Brokers and Finders. Other than Keefe, Bruyette & Woods, Inc., neither
          -------------------
Purchaser nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Purchaser in connection with this Agreement or the transactions contemplated hereby.

     2.10  Financing. Seller acknowledges that Purchaser intends to raise the
           ---------
funds required to pay the Purchase Price through a private placement of common stock of Purchaser (the "Private Placement") and through a public or private offering of debt instruments of Purchaser and a bank financing (the "Debt Offering").

                                  ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF SELLER AND SUPERIOR

Seller and Superior (and, to the extent applicable, Superior on behalf of each of its Subsidiaries) hereby represents and warrant jointly and severally to Purchaser as follows:

    3.1  Capitalization.  The authorized capital stock of Superior consists
         --------------
solely of the Shares. No shares of the capital stock of Superior are in the treasury of Superior. There are no outstanding subscriptions, shares of capital stock, calls, warrants, options, contract commitments or demands relating to the capital stock of Superior or other agreements of any character under which Superior would be obligated to issue or purchase shares of its capital stock. Superior has no commitments to issue or sell any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from Superior, any shares of its capital stock, and no securities or obligations evidencing any such rights are outstanding.

    3.2  Ownership of Shares.  Seller is the legal owner of the Shares, holds
         -------------------
the Shares of record and beneficially owns the Shares free and clear of all liens and encumbrances (other than restrictions on transfer imposed by applicable securities laws). The Shares have been duly and validly issued and are fully paid, nonassessable and not subject to call. Seller has or will have full power and authority to sell the Shares to Purchaser at the Closing, and upon the delivery to Purchaser of the certificates for the Shares and accompanying instruments pursuant to Section 1.3, Purchaser shall have acquired good, valid and exclusive title to the Shares free and clear of all liens and encumbrances (other than restrictions on transfer imposed by applicable securities laws) and will be entitled to the registration of the Shares in its name on the books of Superior and entitled to all rights of a shareholder of Superior evidenced thereby.

    3.3  Organization and Good Standing of Superior.  Superior is a federal
         ------------------------------------------
stock savings bank chartered under Section 5 of the Home Owners' Loan Act. Superior is regulated by the Office of Thrift Supervision (the "OTS"), the Federal Deposit Insurance Corporation (the "FDIC") and the Federal Housing Finance Board. The deposits of Superior are insured by the Savings Association
Insurance Fund of the FDIC.   Superior is a member of the Federal Home Loan Bank
of Dallas, and has purchased all stock and paid all membership and other fees required in connection therewith. Seller is duly qualified to do business under the laws of each jurisdiction in which it is conducting business and where it is required to be so qualified, except where failure to so qualify would not have a Material Adverse Effect.

    3.4  Subsidiaries. The subsidiaries of Superior (other than Superior's
         ------------
inactive subsidiaries, Premier Management, Inc. and Superior Financial Services of Oklahoma, Inc.) are set forth on Schedule 3.4 (individually, a "Subsidiary," and collectively, the "Subsidiaries"). Each Subsidiary is a corporation duly organized and in good standing under the laws of its state of incorporation and is duly qualified to do business under the laws of each jurisdiction in which it is conducting business and where it is required to be so qualified, except where failure to so qualify would not have a Material Adverse Effect. Seller has provided or will provide Purchaser with copies of the Articles or Certificates of Incorporation and the Bylaws of each Subsidiary. Seller owns all of the issued and outstanding stock of each Subsidiary either directly, or indirectly through ownership of one or more of the Subsidiaries, free and clear of all liens and encumbrances (other than restrictions on transfer imposed by applicable securities laws). All of the issued and outstanding capital stock of each Subsidiary is validly issued, fully paid and non-assessable. There are no outstanding subscriptions, shares of capital stock, calls, warrants, options, contract commitments or demands relating to the capital stock of any Subsidiary.

    3.5  Authorization of Agreement.  Seller has the full right, power and
         --------------------------
authority to enter into and perform this Agreement and to consummate the transactions contemplated hereunder. The execution, delivery and performance of this Agreement by Seller have been or will be duly authorized by all necessary corporate action of Seller. This Agreement, when executed by the parties hereto, constitutes or will constitute a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to: (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally and (ii) the exercise of judicial or administrative discretion in accordance with general equitable principles, including, without limitation, as to the availability of the remedy of specific performance or other injunctive relief.

    3.6  No Violation.  The authorization, execution, delivery and performance
         ------------
of this Agreement, the consummation of the transactions contemplated hereunder, and the compliance with the terms, conditions and provisions hereof by Seller do not and will not: (i) violate, conflict with, result in a breach or termination of, constitute a default under, require any notice, approval or consent under, give rise to a right of termination of, or accelerate the performance required by, any term or provision of any agreement, commitment or other instrument, or any order, judgment or decree to which either Seller or Superior is a party or by which Seller, Superior or any of their respective assets are bound that would have a Material Adverse Effect; (ii) violate any provision of the Charter or Bylaws of Superior or any provision of the Certificate of Incorporation or Bylaws of Seller; or
(iii) violate, result in a breach of, conflict with or require any notice, filing or consent under, any statute, rule, regulation or other provision of law, or any order, judgment or other direction of a court or other tribunal, or any governmental requirement, permit, registration, license or authorization applicable to Seller or Superior that would have a Material Adverse Effect or that would threaten or impede the consummation of the transactions contemplated by this Agreement.

    3.7  Consents and Approval of Governmental Authorities. No consent, license,
         -------------------------------------------------
approval or authorization of, or designation, declaration or filing with, any governmental or regulatory agency or authority is required on the part of Seller or Superior in connection with the authorization, execution, delivery and performance of this Agreement.

    3.8  Legal Proceedings.  Except as set forth on Schedule 3.8 hereto, there
         -----------------
are no legal, administrative, arbitral or other actions, claims, suits or proceedings or investigations instituted or pending or, to the knowledge of the respective managements of Superior or Seller, threatened against Superior that might reasonably be expected to have a Material Adverse Effect.

    3.9  Compliance with Laws.
         --------------------

     (a) To the knowledge of the respective managements of Seller and Superior, Superior is in compliance with all laws, rules, regulations, reporting and licensing requirements and orders applicable to its business or to its employees conducting its business (including, without limitation, all applicable banking laws, federal and state securities laws, and laws and regulations concerning discrimination, truth-in-lending, usury, fair credit reporting, fair lending, consumer protection, occupational safety, fair employment practices and fair labor standards, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, and the Community Reinvestment Act) and with its internal policies and procedures, except where the failure to be in such compliance would not individually or in the aggregate have a Material Adverse Effect.

     (b) Neither Seller nor Superior has received any written notification or communication from any agency or department of any federal or state government (i) asserting that Superior is not in compliance with any of the statutes, regulations, or ordinances which such agency or department enforces, unless such non-compliance would not have a Material Adverse Effect; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require Superior, or indicating that Superior may be required to enter into a cease and desist order, agreement (including any capital maintenance agreement) or memorandum of understanding or any other agreement restricting or limiting or purporting to restrict or limit in any manner the operations of Superior, including, without limitation, any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any material respect the operations of Superior.

     3.10 Financial Statements.  The audited financial statements of Superior
          --------------------
for the fiscal year ended December 31, 1996 and the unaudited financial statements of Superior for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 (collectively, the "Superior Financial Statements") present fairly the financial position, results of operations and cash flows of Superior at the dates and for the fiscal periods then ended, in accordance with GAAP with respect to the December 31, 1996 financial statements, and in accordance with regulatory accounting principles with respect to the March 31, 1997, June 30, 1997 and September 30, 1997 financial statements, subject to normal recurring adjustments (the effect of which will not individually or in the aggregate have a Material Adverse Effect). Seller has delivered true and complete copies of the Superior Financial Statements to Purchaser. Since September 30, 1997, Superior has not declared, set aside, made or paid any dividend or other distribution with respect to its capital stock or otherwise purchased or redeemed directly or indirectly any shares of its capital stock.

     3.11 No Adverse Change.  Since December 31, 1996, except (i) as
          -----------------
contemplated by this Agreement or in connection with the transactions contemplated by this Agreement; or (ii) as disclosed by Seller in any Schedule to this Agreement, to the knowledge of the respective managements of Superior and Seller, there has not been any material adverse change in the business, financial condition, operation, or results of operation of Superior.

     3.12 Undisclosed Liabilities.  To the knowledge of the respective
          -----------------------
managements of Superior and Seller, Superior has no material liabilities (and there is no currently known basis for any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand (including claims relating to lender liability of Superior) against Superior giving rise to any such material liability), except for (i) liabilities set forth on the face of the Superior Financial Statements (rather than in any notes thereto); (ii) liabilities which have arisen after September 30, 1997 in the ordinary course of business; or
(iii) liabilities set forth in any Schedule to this Agreement.

     3.13  Taxes.  Except as set forth on Schedule 3.13 hereto:
           -----

     (a) All Tax Returns required to be filed by or on behalf of Superior have been timely filed, or requests for extensions have been timely filed, granted and have not expired, for periods ending on or before December 31, 1996, and all such returns filed are complete and accurate in all material respects.

     (b) There is no audit examination, deficiency or refund litigation or matter that has been raised by a taxing authority with respect to any previously filed Tax Returns of Superior or any prior Tax payments or periods that could reasonably be expected to result in a determination the effect of which would have a Material Adverse Effect. All Taxes due with respect to completed and settled examinations or concluded litigation have been paid or adequately reserved for.

     (c) Superior has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

     (d) Adequate provision for any Taxes due or to become due for Superior for any period or periods through and including September 30, 1997, has been made and is reflected on the September 30, 1997 financial statements included in the Superior Financial Statements. Deferred Taxes of Superior reflected in the Superior Financial Statements are adequate, subject in the case of interim financial statements to normal recurring year end adjustments.

     (e) Superior has collected and withheld all Taxes which it has been required to collect or withhold and has timely submitted all such collected and withheld amounts to the appropriate authorities. Superior is in compliance with the back-up withholding and information reporting requirements under the Code and any state, local or foreign laws, and the rules and regulations thereunder.

     (f) Superior has not made any payments, is not obligated to make any payments, and is not a party to any contract, agreement or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G of the Code.

     (g) There are no liens with respect to Taxes upon any of the assets of Superior.

     (h) Superior has not filed any consent under Section 341(f) of the Code concerning collapsible corporations.

     (i) Superior does not have and has not had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

     3.14 Title to Properties.  Except as disclosed in the Superior Financial
          -------------------
Statements, Superior has good and marketable title, free and clear of all claims, liens, pledges and encumbrances ("Liens"), other than Permitted Exceptions, to all its properties and assets whether tangible or intangible, real, personal or mixed, reflected in the Superior Financial Statements as being owned by Superior as of the date hereof, except for such defects in title which would not have a Material Adverse Effect. All buildings, and all fixtures, equipment and other property and assets, held under leases or subleases by Superior are held under valid instruments enforceable in accordance with their respective terms, except where the failure to have such valid and enforceable instruments would not have a Material Adverse Effect.

     "Permitted Exceptions" shall mean (i) mechanic's, materialman's, warehouseman's and carrier's liens and purchase money security interests arising in the ordinary course of business or arising by operation of law; (ii) liens for taxes and assessments not yet payable; (iii) liens for taxes, assessments and charges and other claims, the validity of which Superior or Seller is contesting in good faith; and (iv) imperfections of title, liens, security interests, claims and other charges and encumbrances the existence of which does not or will not have a Material Adverse Effect.

     3.15 Software.  Schedule 3.15 hereto contains a list or description by type
          --------
of all operating systems and applications for computer programs and data bases ("Software") which Superior uses or has available for use and plans to use, and such Software constitutes all the Software which is used to operate the business of Superior as currently conducted. The owner of such Software is identified on Schedule 3.15, and Superior has the right to use the same pursuant to valid leases or licenses therefor. To the knowledge of the respective managements of

Superior and Seller, none of the Software used by or available to Superior, and no use thereof, infringes upon or violates any patent, copyright, trade secret or other proprietary right of anyone else and no claim with respect to any such infringement or violation is known to be threatened.

     3.16 Trademarks and Tradenames.  To the knowledge of the respective
          -------------------------
managements of Superior and Seller, Superior has the right to use any tradenames and trademarks used by it in the business as now conducted by it, and, to the knowledge of the respective managements of Superior and Seller, such use does not conflict with, infringe on, or otherwise violate any rights of others.

     3.17 Properties.  Superior owns or leases all property and tangible assets
          ----------
used in the conduct of its business as presently conducted. To the knowledge of the respective managements of Superior and Seller, all of the property of Superior is in good condition and repair, except for reasonable wear and tear, and in conformity in all material respects with all building, zoning, OSHA, safety, ADA or other applicable ordinances, regulations, or laws.

     (a) Schedule 3.17(a) lists and describes briefly all real property which Superior owns. With respect to each such parcel of owned real property (collectively, the "Owned Real Property"):

          (i) Superior has good and marketable title to the parcel of real property, free and clear of any security interest, easement, covenant, or other restriction, except for (A) installments of special assessments not yet delinquent; (B) recorded easements, covenants, and other restrictions which do not materially impair the current use, occupancy, or value of the Owned Real Property subject thereto; (C) Permitted Exceptions; (D) mortgages or security interests reflected in the Superior Financial Statements or incurred since September 30, 1997 in connection with the purchase of Owned Real Property; and (E) zoning laws and other land use restrictions which do not materially impair the present or anticipated use of the Owned Real Property subject thereto;

          (ii) to the knowledge of the respective managements of Superior and Seller, no parcel of Owned Real Property serves any adjoining property for any purpose inconsistent with the use of the land, and the Owned Real Property is not located within any flood plain;

          (iii) there are no outstanding options or rights of first refusal to purchase any parcel of Owned Real Property, or any portion thereof or interest therein; and

          (iv) there are no parties (other than Superior) in possession of the parcel of Owned Real Property, other than tenants in possession of property leased or subleased by Superior under any leases or subleases disclosed on Schedule 3.17(b) which tenants are in possession of space to which they are entitled.

     (b) Schedule 3.17(b) lists and describes briefly all real property, including Owned Real Property, leased or subleased by or to Superior (whether as lessor or as lessee) pursuant to any lease, sublease, license, concession, or other agreement granting to any party or parties the right of use or occupancy of such property ("Leased Real Property"). Superior has made available to Purchaser correct and complete copies of the leases and subleases listed in Schedule 3.17(b) (as amended to date) . With respect to each lease and sublease listed in Schedule 3.17(b), except as to matters which, individually or in the aggregate, will not result in a Material Adverse Effect:

          (i) to the knowledge of the respective managements of Superior and Seller, the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

          (ii) to the knowledge of the respective managements of Superior and Seller, no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

          (iii) to the knowledge of the respective managements of Superior and Seller, no party to the lease or sublease has repudiated any provision thereof;

          (iv) to the knowledge of the respective managements of Superior and Seller, there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease; and

          (v) Superior has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold.

     (c) Schedule 3.17(c) sets forth a depreciation schedule of the fixed assets by asset category of Superior as of October 31, 1997.

     3.18 Contracts.  Except as set forth on Schedule 3.18 and except for
          ---------
commitments for loans and deposits entered into in the ordinary course of business, no agreement to which Superior is a party either obligates Superior to pay in excess of $50,000 over the life of such agreement, or is not terminable by Superior without penalty at will or upon notice of not more than 30 days. Superior is not, and neither Superior nor Seller has received any notice or has any knowledge that any other party is in default in any respect under any such agreement, except for those defaults which would not have, individually or in the aggregate, a Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

     3.19  Benefit Plans.
           -------------

     (a) Schedule 3.19(a) hereto lists all existing employee benefit plans (as defined in Section 3 (3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), in which Employees or former employees of Superior currently participate (the "Plans"). Seller has provided or will provide to Purchaser a summary description of each Plan.

     (b) Each Plan is and has been in substantial compliance, in form and operation, in all material respects with all applicable laws and has been administered in all material respects in accordance with its terms. Superior has not incurred any liability with respect to a Plan including, without limitation, under ERISA (including, without limitation, Title I or Title IV of ERISA, other than liability for premiums due to the Pension Benefit Guaranty Corporation ("PBGC")), the Code or other applicable law, which has not been satisfied in full, and, to the knowledge of the respective managements of Seller and Superior, no event has occurred, and there exists no known condition or set of circumstances, which could result in the imposition of any liability with respect to a Plan, including, without limitation, under ERISA (including, without limitation, Title I or Title IV of ERISA), the Code or other applicable law with respect to the Plan. To the knowledge of the respective managements of Superior and Seller, no event has occurred and no condition exists with respect to any Plan which is likely to subject Purchaser, directly or indirectly (through an indemnification agreement or otherwise), to any material liability (including, without limitation, liability for taxes, breach of fiduciary duty, or for a "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code). There is no action, suit, or claim (other than routine claims for benefits in the ordinary course) with respect to any Plan pending or threatened which is reasonably likely to have a Material Adverse Effect. No Plan is currently under investigation or audit by any governmental agency and, to the knowledge of Seller's management, no such investigation or audit is contemplated or under consideration. Each Plan intended to be a qualified plan under Section 401(a) of the Code is so qualified and a favorable determination letter as to qualification under Section 401(a) of the Code has been issued and the related trust has been determined to be exempt from taxation under Section 501(a) of the Code.

     (c) Superior has no outstanding commitments to provide or to cause to be provided any severance or other post-employment benefit, salary continuation, termination, disability, death, retirement, health or medical benefit or similar benefit to any person (including, without limitation, any Employee or former employee) that either has not been reflected in the Superior Financial Statements or is not included in any Plan disclosed in
     Schedule 3.19(a). All contributions and premium payments required to have been made or accrued under or with respect to any Plan have been timely made or accrued. Except as set forth in Schedules 3.19(c) and 5.4(e), the consummation of the transactions contemplated hereby will not give rise to any right to severance, separation or similar pay or benefits.

     (d) Superior has never maintained, adopted or established, contributed or been required to contribute to, or otherwise participated or been required to participate in, a "multiemployer plan" (as defined in Section 3(37) of ERISA). No amount is due as owing from Superior on account of a "multiemployer plan" (as defined in Section 3(37) of ERISA) or on account of any withdrawal therefrom.

     3.20 Employees.  Set forth in Schedule 3.20 hereto is a list of all
          ---------
employees of Superior as of the date of this Agreement (the "Employees"), including a list of Superior's current directors. Also set forth on Schedule
3.20 with respect to each Employee are the amount of base salary currently being paid on an annualized basis, the amount of any raise or bonus that Superior is currently committed to pay and the principal amount as of October 31, 1997 of any loans or advances to such Employee by Superior. Seller has made available to Purchaser all written employment, severance, non-competition, and similar agreements between Superior and Employees.

     3.21 Labor.  No material work stoppage involving Superior is pending or, to
          -----
the knowledge of the respective managements of Superior and Seller, threatened. Superior is not involved in, or, to the knowledge of Seller's management, threatened with or affected by, any labor or other employment related dispute, arbitration, lawsuit or administrative proceeding, which might reasonably be expected to have a Material Adverse Effect. The Employees are not represented by any labor union, and, to the knowledge of the respective managements of Superior and Seller, no labor union is attempting to organize employees of Superior.

     3.22 Environmental Matters.  To the knowledge of the respective managements
          ---------------------
of Superior and Seller, neither Superior, nor any Owned Real Properties or Leased Real Properties, has been or is in violation of or liable under any Environmental Law, except for such violations or liabilities that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including, without limitation, notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of the respective managements of Superior and Seller, threatened, relating to the liability of any such properties under any Environmental Law, except for such violations or liabilities that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. Seller has provided Purchaser copies of Phase I audits on certain of the Owned Real Properties which Purchaser acknowledges were not prepared for the purposes of the transactions contemplated by this Agreement and as to which neither Seller nor Superior makes any representations or warranties.

     "Environmental Law" means any federal, state, local or foreign law (including, without limitation, the comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976 and OSHA, each as amended), statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any regulatory authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

     3.23 Insurance.  Schedule 3.23 identifies each insurance policy (including
          ---------
policies providing property, casualty, liability, directors and officers liability, and workers' compensation coverage and bond arrangements) under which Superior is currently insured. To the knowledge of the respective managements of Superior and Seller, with respect to Superior's coverage under each such policy, the policy is legally valid, binding, enforceable, and in full force and effect as of the date of this Agreement.

     3.24 Disclosure.  No representation or warranty of Seller contained in this
          ----------
Agreement or in any statement or certificate furnished or to be furnished to Purchaser pursuant hereto in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made herein or therein, in the light of the circumstances under which they were made, not misleading.

     3.25 Other Matters.  Seller has not taken and has not agreed to take any
          -------------
action, and has no knowledge of any fact or circumstances, that would materially impede or delay the consummation of the transactions contemplated hereby.

     3.26 Brokers and Finders.  Neither Seller nor Superior nor any of their
          -------------------
respective employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Seller in connection with this Agreement or the transactions contemplated hereby.

                                   ARTICLE IV
                    CONDUCT OF BUSINESS PRIOR TO THE CLOSING

     4.1  Conduct Prior to Closing.  Seller hereby covenants and agrees with
          ------------------------
Purchaser, that, prior to the Closing, unless the prior written consent of Purchaser shall have been obtained, which consent shall not be unreasonably withheld, and except as otherwise contemplated in this Agreement, it shall cause Superior and its Subsidiaries to, and Superior and its Subsidiaries shall, operate their respective businesses only in the usual, regular and ordinary course and in accordance with their respective prior practices, and shall use their reasonable best efforts to preserve intact their respective business organizations and assets and maintain their respective rights, franchises and businesses and customer relations necessary to run their respective businesses as currently run, to maintain present relationships with licensors, suppliers, distributors and others having significant business relationships with them, and to keep available the services of their respective officers and employees. Notwithstanding anything to the contrary contained herein, Purchaser acknowledges that, prior to the Closing, Superior intends to sell to Seller or one of its affiliates all of its automatic teller machines located in Wal-Mart, Sam's Club and Wal-Mart Supercenter properties. Without limiting the generality of the foregoing and except as otherwise affected by matters contemplated by this Agreement or in connection with the transactions contemplated by this Agreement, from the date hereof until the Closing, Seller will cause each of Superior and its Subsidiaries to, and each of Superior and its Subsidiaries will:

     (a) carry on its business in substantially the same manner as heretofore carried on and neither introduce any material new method of management, operation or accounting, nor provide discounted services outside the ordinary course of business;

     (b) maintain its properties, facilities, equipment and other assets, including those held under leases, in good working order, condition and repair, ordinary wear and tear excepted;

     (c) maintain its present debt and lease instruments (unless same are otherwise mature), perform all of its obligations thereunder and refrain from entering into new or amended debt or lease instruments, except for debt incurred or leases entered into in the ordinary course of business, without prior written notice to Purchaser;

     (d) not incur any indebtedness outside of the ordinary course of business other than deposits or ordinary trade accounts payable at market rates with no prepayment penalty which are used to fund operations in the ordinary course of business;

     (e) keep in full force and effect its present insurance policies or other comparable insurance coverage;

     (f) maintain its present salaries and commission levels for all officers, directors, employees or agents, except for raises and bonuses that may be awarded to Employees in keeping with past practices of Superior in the ordinary course of its business, refrain from entering into employment agreements except in the ordinary course of business, and refrain from entering into any collective bargaining agreement;

     (g) comply with and cause to be complied with all applicable laws, rules, regulations and orders of all federal, state and local governments or governmental agencies affecting or relating to Superior or its assets, properties, operations, businesses or Employees except where the failure to comply will not have a Material Adverse Effect; and

     (h) make adequate provision for any Taxes due for Superior.

     4.2  Forbearances.  From the date hereof until the Closing, Seller
          ------------
covenants and agrees to ensure that neither Superior nor any of its Subsidiaries does and Superior covenants and agrees that neither it nor any of its Subsidiaries will do (other then as contemplated in this Agreement) any of the following without the prior written consent of Purchaser, which consent shall not be unreasonably withheld:

     (a) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock or otherwise purchase or redeem, directly or indirectly, any shares of its capital stock;

     (b) issue, sell or deliver or enter into any agreement to issue, sell or deliver any shares of its capital stock or any options, warrants, or other rights, agreements, commitments, arrangements or understandings of any kind, contingent or otherwise, to purchase, sell or deliver any such shares, or any securities convertible into or exchangeable for any such shares, or effect any stock split, or otherwise change its authorized capitalization, except in the ordinary course of business consistent with its past practice;

     (c) incur any indebtedness or issue or sell any debt securities or prepay any debt, except in the ordinary course of business consistent with its past practice;

     (d) mortgage, pledge or otherwise subject to any material lien or lease, any of its properties or assets, tangible or intangible or permit or suffer any such property or asset to be subjected to any material lien or lease, except in the ordinary course of business consistent with its past practice and for Permitted Exceptions;

     (e) forgive or cancel any debts or claims, or waive any rights, except for fair value or in the ordinary course of business consistent with its past practice;

     (f) except for loans and deposits in the ordinary course of business, enter into (i) any agreement, commitment or other transaction involving an expenditure, a liability or an obligation of Superior of more than $200,000 or, (ii) any other agreement or commitment that, pursuant to its terms, is not terminable by Superior without penalty at will or on less than 31 days' notice;

     (g) except in the ordinary course of its business, pay any bonus to any Employee or grant to any Employee any increase in compensation;

     (h) except as contemplated by this transaction or disclosed in any Schedule to this Agreement, enter into any severance agreement or salary continuation agreement with any Employee or, except in the ordinary course of business consistent with past practice, enter into any employment agreement;

     (i) amend its Charter or Bylaws or any other organizational documents;

     (j) make any material changes in policies or practices relating to selling practices or other terms of sale or accounting therefor or in policies of employment;

     (k) enter into any type of business not conducted by Superior as of the date of this Agreement or create or organize any subsidiary of Superior or enter into or participate in any joint venture or partnership;

     (l) except as otherwise expressly contemplated by this Agreement and except in the ordinary course of business consistent with past practice, enter into any agreement or transactions with Seller or any affiliate of Seller or make any amendment or modification to any such agreement; or

     (m) take any action or omit to take any action that is reasonably likely to result in the occurrence of, or agree or commit to do, any of the foregoing.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

     5.1  Current Information.  During the period from the date of this
          -------------------
Agreement to the Closing Date, each of Seller and Purchaser will cause one or more of its representatives to confer on a regular and frequent basis with representatives of the other with respect to the status of the ongoing operations of Superior. Each party will notify the other of the status of any required regulatory applications and third-party consents related to the transactions contemplated hereby.

     5.2  Access; Information.
          -------------------

     (a) During the period from the date of this Agreement to the Closing Date, Seller shall, upon reasonable notice, cause Superior to afford to Purchaser and its representatives (including, without limitation, officers and employees of Purchaser and counsel, accountants and other professionals retained by Purchaser), such access during normal business hours to its books, records, properties and such other information as Purchaser may reasonably request for the purpose of conducting any review or investigation reasonably related to the transactions contemplated hereby, provided that such access shall not interfere with the normal business operations of Superior.

     (b) Purchaser agrees that it will keep confidential any information furnished to it in connection with the transactions contemplated by this Agreement in accordance with the terms of the Confidentiality Agreement dated August 12, 1997 between

     Seller and Purchaser, as amended by letter dated November 24, 1997 (the "Confidentiality Agreement"), which agreement shall remain in effect in accordance with its terms.

     5.3  Regulatory Matters.  Purchaser shall use its reasonable best efforts
          ------------------
(i) to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties, regulatory authorities and other governmental authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, any such approvals or authorizations required by any state or regulatory authority, including, without limitation, the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the OTS, and any state insurance commissioner; and (ii) to cause the transactions contemplated hereby to be consummated as expeditiously as reasonably practicable. Provided that Seller has cooperated with Purchaser in providing information necessary to the completion of requisite applications, Purchaser agrees to file the requisite applications to be filed by it with any required regulatory authorities no later than 45 days after the date of this Agreement.

     5.4  Employee Benefits and Other Matters.
          -----------------------------------

     (a) Purchaser will continue to employ Employees on an "at will" basis. Seller shall remain responsible for the payment of any benefit accrued by Employees prior to the Closing Date under any severance, salary continuation, incentive or similar agreement between Superior and/or Seller and any Employees entered into prior to the Closing Date.

     (b) Effective as of the Closing Date, Seller shall cause Superior to withdraw from participation in, and Employees shall cease accruing benefits under, all of Seller's employee benefit plans and policies. On or before the Closing Date, Seller or Superior, as the case may be, shall, to the extent permitted under applicable law, cause Employees participating in any qualified defined benefit pension Plan or qualified defined contribution Plan to become fully vested under the terms of such Plans. Seller shall amend its defined contribution Plan to provide that Employees shall be eligible to receive the employer matching contribution for the year in which the Closing Date occurs without regard to the requirement that a participant be employed by Seller on December 31 of such year. Purchaser shall, as soon as practicable after the Closing Date, establish a retirement plan which Purchaser deems reasonable and competitive among employers in the markets where

     Purchaser will conduct business. For the purposes of such plans established by Purchaser, prior continuous service of Employees with Superior or Seller shall be counted as continuous service with Purchaser for satisfaction of enrollment, eligibility and vesting requirements. Seller remains responsible for all benefits accrued by Employees as of the Closing Date resulting from participation in Seller's defined benefit and defined contribution Plans.

     (c) On the Closing Date, Purchaser will have established and will make available to Employees reasonable and competitive employee welfare plans, including, without limitation, medical, life and disability plans, and will use its best efforts to enroll all participating Employees in such plans without consideration of pre-existing conditions. Purchaser will also use its best efforts to permit plan-year payments toward satisfaction of participant deductible amounts and other employee payment limits to carry forward to the plan established by Purchaser. Plan design and premium distribution under such plan or plans will rest solely with Purchaser. Purchaser and Seller agree that liability for medical claims of Employees incurred but unpaid before the Closing Date shall remain with Seller. Seller shall offer retiree medical coverage and retiree medical reimbursement account benefits to Employees eligible for such benefits as of the Closing Date and liabilities for such coverage shall remain with Seller. Purchaser will provide such other insured and uninsured welfare plans as it deems appropriate. With respect to such plans, continuous service of Employees with Superior will be counted as continuous service with Purchaser for satisfaction of enrollment and other eligibility requirements of such plans and for determining eligibility for vacation, personal leave and other similar employee benefit and recognition programs which Purchaser may implement. As of the Closing Date, Purchaser shall have established a health care reimbursement plan and a dependent care reimbursement plan, and Seller shall transfer the balances in its health care reimbursement fund and dependent care reimbursement fund to the extent of unused Employee accounts in such plans to Purchaser's plans. To the extent a participant's health care reimbursement account has a negative account balance as of the Closing Date, Purchaser will continue to administer its medical reimbursement plan and withhold amounts from such participant's paychecks in accordance with the Employee's election, and if such participant has a positive account balance in Purchaser's health care reimbursement fund following the close of all claims for the year in which the Closing occurs, Purchaser shall transfer such positive amounts to Seller.

     (d) Seller makes no representations or warranties about whether any Employees will remain employed by Superior after the date of this Agreement. Seller will use its best efforts to maintain the Employees as employees of Superior until the Closing Date.

     (e) Purchaser agrees that, for a period of six (6) months after the Closing Date, it will not terminate without "good cause" (as defined in Schedule 5.4(e)) a transferred Employee without paying to such Employee a severance benefit no less than the applicable severance benefit set forth on Schedule 5.4(e).

     5.5  Certain Tax Matters.  Seller and Purchaser hereby covenant and agree
          -------------------
with respect to certain tax matters as follows:

     (a) The NationsBank Group, or a successor common parent, and Purchaser shall jointly make a timely Section 338(h)(10) Election in accordance with federal and applicable state Tax Laws and as set forth herein. Seller and Purchaser will supply in advance to one another copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) to be sent or made by Seller or Purchaser or their respective representatives to or with the IRS or any other Governmental Entity relating to such election. Seller and Purchaser agree to report the transfers under this Agreement consistent with such Section 338(h)(10) Election and shall take no position or action contrary thereto.

     (b) (i) Seller and Purchaser shall be jointly responsible for the preparation and filing of all Section 338 Forms to be prepared by them in accordance with applicable Tax Laws and the terms of this Agreement, and each party shall deliver to the other party such Forms and related documents as soon as practicable prior to the date such
          Section 338 Forms are required to be filed under applicable Tax Laws. As soon as practicable after the Closing Date, Seller and Purchaser shall jointly prepare a schedule calculating the "modified aggregate deemed sale price" for the deemed sale of assets under Section 338 of the Code and showing an allocation of that amount among the assets of Superior in accordance with the regulations thereunder. Any such agreed allocation shall be binding upon Seller, Purchaser and their respective affiliates unless a different allocation is required pursuant to a determination within the meaning of Section 1313 of the Code.

          (ii) Seller and Purchaser shall reduce such allocation to writing, including jointly and properly executing necessary copies of completed
          Section 338 Forms.  Seller and Purchaser shall file timely any such
          Section 338 Forms with the IRS.

          (iii) To the extent consistent with applicable law, Seller and Purchaser shall not file any Tax Return or other documents or otherwise take any position with respect to Taxes which is inconsistent with such allocation of the "modified aggregate deemed sale price", provided, however, that neither Seller nor Purchaser shall be obligated to litigate any challenge to such allocation of the Purchase Price by a Taxing Authority.

          (iv) Seller and Purchaser shall promptly inform one another of any challenge by any government body to any allocation made pursuant to this Section 5.5(b) and agree to consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.

     (c) Seller shall pay and shall indemnify and hold Purchaser harmless against any and all Taxes of Superior or Seller for any Taxable Period ending on or before the Closing Date, including any Taxes resulting from the making of the Section 338(h)(10) Election, and any liability for Taxes pursuant to Treasury Regulation Section 1.1502-6; in each case, after giving effect to any credits for the amount of Tax, if any, paid on or prior to the Closing Date. The indemnification provided herein is separate from and in addition to the indemnification provided in Section 8.1 hereof and is not subject to any minimum or maximum amount in such section. All liabilities and obligations between Superior, on the one hand, and Seller and any of Sellers' affiliates, on the other hand, under any Tax allocation agreement or arrangement in effect on or prior to the Closing Date (other than this Agreement or as set forth herein) shall cease to exist as of the Closing Date.

     (d) Purchaser shall be liable for, shall pay and shall indemnify and hold Seller harmless against, any and all Taxes of Superior for any taxable year or Taxable Period commencing after the Closing Date. Purchaser shall be liable for, and Purchaser agrees to indemnify Seller and its affiliates against, any and all liability for Taxes arising, directly or indirectly, from a liquidation, merger, sale or other disposition of assets of Superior (other than in the ordinary course of business), or from any income otherwise recognized by Superior, on or subsequent to the Closing, other than Taxes resulting from the Section 338(h)(10) Election. The indemnification provided herein is separate from and in addition to the indemnification provided in Section 8.1 hereof and is not subject to any minimum or maximum amount in such section.

     (e) Any Taxes for a Taxable Period beginning before the Closing Date and ending after the Closing Date (the "Straddle Period") with respect to Superior (other than the consolidated Tax Returns described in paragraph
     (f)) shall be apportioned between the portion of such period ending on the Closing Date (the "Pre-Closing Straddle Period") and the portion of such period beginning on the date following the Closing Date (the "Post-Closing Straddle Period") based upon the interim closing of the books for Superior as of the Closing Date (except that ad valorem Taxes and other Taxes not based upon income or receipts will be apportioned to the Pre-Closing Straddle Period based upon the number of days covered by such payment which are on or before the Closing Date and total number of days covered by the payment). For purposes of this Section 5.5, each portion of such period shall be deemed to be a Taxable Period. Seller shall be responsible for all Taxes of Superior apportioned to the Pre-Closing Straddle Period, and Purchaser shall be responsible for all Taxes of Superior apportioned to the Post-Closing Straddle Period. With respect to any Taxes for the Pre-Closing Straddle Period which are payable by Superior (other than the consolidated Tax Returns described in paragraph (f) and for which the applicable Tax Return is a Post Return (as defined below)), upon agreement by Purchaser and Seller as to the form and substance of such Tax Return, but not later than ten business days prior to the due date for the payment of such Pre-Closing Straddle Period Taxes, Purchaser shall present Seller with a copy of such Tax Return indicating the Pre-Closing Straddle Period Taxes payable with respect thereto and a schedule detailing the amount of such Taxes shown as due on such Tax Return which are in excess of the amount of any estimated Tax payments made with respect to these Taxes on or prior to the Closing Date and within ten business days after Purchaser presents Seller with such Return, Seller shall pay to Purchaser the amount due. In the event Seller disputes, pursuant to paragraph (k), Purchaser's computation and if, upon such resolution, it is determined that any of such disputed amount was not payable to Purchaser and such amount has been paid to Purchaser, then Purchaser shall refund to Seller such amount, plus interest at the Federal Funds Rate.

     (f) Seller shall cause to be included in the consolidated federal income Tax Returns (and the state income Tax Returns of any state that permits consolidated, combined or unitary income Tax Returns, if any) of the NationsBank Group for all periods ending on or before or which include the Closing Date, all taxable income, gain, loss, deduction and credit of Superior which are required to be included therein, including any liability for Taxes resulting from the making of the Section 338(h)(10) Election, shall file timely all such Tax Returns with the appropriate taxing authorities and shall pay timely all Taxes due with respect to the periods covered by such Tax Returns. Prior to the Closing Date, Superior shall pay to Seller all amounts for current or deferred federal and state Tax liability. Seller shall prepare and file or cause Superior to prepare and file all Tax Returns (other than consolidated, combined or unitary, Tax Returns), reports and forms for Superior which are due prior to the Closing Date, and shall pay all Taxes or shall cause Superior to pay all Taxes set forth on such Tax Returns. Purchaser, in consultation with Seller, shall prepare all Tax Returns (other than consolidated, combined or unitary, Tax Returns) due after the Closing Date with respect to taxable periods ending on or before the Closing Date ("Post Returns") in a manner consistent with Superior's prior practices, except for changes necessary to comply with changes in, or application of, Tax Law. Seller shall have the right to review and comment on and consent to the form and substance of such Post Returns. Upon agreement with respect to the form and substance of a Post Return, Seller shall pay to Superior the amount of Taxes due and Purchaser will cause such Post Return to be timely filed. If Purchaser does not prepare and timely submit a Post Return, Seller shall have the right to prepare and file (or cause to be prepared and filed) such Post Return in a manner consistent with Superior's prior practices, except for changes necessary to comply with changes in, or application of, Tax Law and shall be subject to the review and comment on and consent to by Purchaser, which consent shall not be unreasonably withheld.

     (g) Seller shall have exclusive control over any dispute with any Taxing Authority relating to any Tax liability or Tax Return of Seller or any affiliate of Seller (including Superior for periods prior to the Closing
     Date) filed by the NationsBank Group, Seller or Superior for or with respect to any Taxable Period, or partial period, ending on or prior to the Closing Date, including Post Returns and other Tax Returns described in
     Section 5.5(f); provided that Seller shall keep Purchaser informed of the progress of any such dispute with respect to Superior. Purchaser shall cooperate and shall cause its affiliates to cooperate with Seller and its affiliates in connection with any and all such disputes and will execute all lawful, true and correct powers-of-attorney, affidavits, and other papers necessary in connection therewith, and will provide Seller reasonable access during normal business hours to the employees and business, financial and Tax records or other similar information of Superior relating to such dispute.

     (h) Purchaser and Superior shall have exclusive control over any dispute with any Taxing Authority relating to any Tax liability or Tax Return of Purchaser or Superior filed for or with respect to any Taxable Period (or portion thereof) beginning on or after the Closing. Seller shall cooperate and shall cause its affiliates to cooperate with Purchaser and its affiliates in connection with any and all such disputes and will execute all lawful, true and correct powers-of-attorney, affidavits, and other papers necessary in connection therewith, and will provide Purchaser and Superior reasonable access during normal business hours to the employees and business, financial and Tax records or other similar information of Seller and its affiliates to the extent relating to such dispute.

     (i) Purchaser shall cause Superior to elect, where permitted by law, to carry forward any net operating loss, charitable contribution or other item arising after the Closing Date that could, in the absence of such an election, be carried back to a Taxable period of Superior ending on or before the Closing Date in which Superior filed a consolidated, combined or unitary Tax Return with Seller or any of its affiliates. Purchaser, on its own behalf and on behalf of its Tax Affiliates, hereby waives any right to use or apply any net operating loss, net capital loss, charitable contribution or other item of Superior for any Tax year ending on any date following the Closing Date to part or all of the period prior to the Closing Date.

     (j) As soon as practicable, but in any event within fifteen days after Seller's or Purchaser's request, as the case may be, Purchaser shall deliver to Seller, or Seller shall deliver to Purchaser, as the case may be, such information and other data relating to the Tax Returns and Taxes of Superior and shall make available such knowledgeable employees of Seller, Purchaser, Superior or any of their affiliates, as the case may be, as Seller or Purchaser, as the case may be, may reasonably request, including providing the information and other data customarily required by Seller or Purchaser, as the case may be, to cause the completion and filing of all Tax Returns for which it has responsibility or liability under this Agreement or to respond to audits by any Taxing Authority with respect to any Tax Returns or Taxes for which it has any responsibility or liability under this Agreement or to otherwise enable Seller or Purchaser, as the case may be, to satisfy its accounting or Tax requirements.

     (k) If Seller and Purchaser disagree as to the amount of Taxes for which either of them is liable to the other under this Section 5.5, Seller and Purchaser shall promptly consult each other in an effort to resolve such dispute. If any such point of disagreement cannot be resolved within fifteen days of the date of consultation, the Independent Accounting Firm shall act as an arbitrator to resolve all points of disagreement concerning Tax matters with respect to this Agreement. All fees and expenses relating to the work performed by the arbitrator in accordance with this Section 5.5(k) shall be borne equally by Seller, on the one hand, and Purchaser, on the other hand.

     (l) Seller and Purchaser shall (i) each give the other prompt written notice of the receipt of any claim by any Taxing Authority that, if successful, may result in an indemnity payment pursuant to this Section 5.5 and (ii) each transmit to the other a written description reasonably detailing the nature of the claim, a copy of all papers served with respect to such claim and the basis of its claim for indemnification under this
     Section 5.5.

     (m) Purchaser shall be responsible for, and shall pay when due and payable, all recording, transfer and other similar taxes and fees payable as a result of the filing or recording of any document or instrument of conveyance or transfer contemplated by this Agreement.

     5.6  Press Releases.  Prior to the public dissemination of any press
          --------------
release or other public disclosure of information related to this Agreement or the transactions contemplated hereby, Purchaser and Seller shall mutually agree as to the form, substance and timing of such release or disclosure. Notwithstanding the foregoing, the parties may make such disclosures as are required by law after making reasonable efforts under the circumstances to consult in advance with the other party.

                                   ARTICLE VI
                        CONDITIONS PRECEDENT TO CLOSING

     6.1  Conditions Precedent to Obligations of Parties Hereto.  The
          -----------------------------------------------------
obligations of each of the parties to consummate the transactions contemplated hereby are subject to the fulfillment or waiver by such party in writing, at or before the Closing, of each of the following conditions:

     (a) Regulatory Approvals.  All requisite consents, waivers, authorizations
         --------------------
     and approvals from or filings with all governmental and regulatory authorities to the consummation of the transactions contemplated by the Agreement shall have been obtained or made.

     (b) No Prohibition.  No statute, rule, regulation, executive order, decree
         --------------
     or injunction shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or by any governmental or regulatory agency or authority which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

     (c) Litigation.  No order, injunction or decree issued by any court of
         ----------
     competent jurisdiction or by any governmental or regulatory agency or authority or any other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect. No action or proceeding shall be pending or threatened before any court, tribunal or governmental or regulatory agency or authority, and no claim or demand shall have been made, that is reasonably likely to prevent the consummation of the transactions contemplated by this Agreement.

     6.2  Conditions Precedent to Obligations of Seller and Superior.   The
          ----------------------------------------------------------
obligations of Seller and Superior to consummate the transactions contemplated by this Agreement are also subject to the fulfillment or waiver by Seller or Superior in writing, at or before the Closing, of each of the following conditions:

     (a) Representations and Warranties.  The representations and warranties of
         ------------------------------
     Purchaser in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (as though made on and as of the Closing Date except to the extent such representations and warranties are by their express provisions made as of a specified date).

     (b) Performance by Purchaser.  Purchaser shall have performed and complied
         ------------------------
     in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it at or before the Closing.

     (c) Deliveries.  Purchaser shall have delivered on or prior to the Closing
         ----------
     all certificates, forms, agreements, and other documents and deliveries required by Section 7.2.

     (d)  No Adverse Change.  There shall be no material adverse change between
          -----------------
     the date hereof and the Closing Date in the financial condition, results of operations, assets or liabilities of Purchaser.

     6.3  Conditions Precedent to Obligations of Purchaser.  The obligations of
          ------------------------------------------------
Purchaser to consummate the transactions contemplated by this Agreement are also subject to the fulfillment or waiver by Purchaser in writing, at or before the Closing, of each of the following conditions:

     (a) Representations and Warranties.  The representations and warranties of
         ------------------------------
     Seller in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (as though made on and as of the Closing Date except to the extent such representations and warranties are by their express provisions made as of a specified date).

     (b) Performance by Seller.  Seller shall have performed and complied in all
         ---------------------
     material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Seller at or before the Closing.

     (c) Deliveries.  Seller shall have delivered on or prior to the Closing all
         ----------
     certificates, forms, agreements, and other documents and deliveries required by Section 7.1.

     (d) No Adverse Change.  There shall be no material adverse change between
         -----------------
     the date hereof and the Closing Date in the financial condition, results of operations, assets or liabilities of Superior.

                                  ARTICLE VII
                              CLOSING DELIVERIES

     7.1  Seller's Deliveries.  At the Closing, Seller shall deliver to
          -------------------
Purchaser the following:

     (a) Certified resolutions of the Board of Directors of Seller authorizing Seller to enter into and perform this Agreement.

     (b) A certified copy of the Charter and Bylaws of Superior.

     (c) An officers' certificate for Seller as to fulfillment of the conditions in Section 6.3.

     (d) A certificate or certificates for the Shares, duly endorsed in blank or with a stock power duly endorsed in blank.

     (e) An opinion of counsel for Seller reasonably satisfactory to Purchaser's counsel.

     7.2  Purchaser's Deliveries.  At the Closing, Purchaser shall deliver to
          ----------------------
Seller the following:

     (a) Certified resolutions of the Board of Directors of Purchaser authorizing Purchaser to enter into and perform this Agreement.

     (b) A certified copy of the Certificate of Incorporation and Bylaws of Purchaser.

     (c) An officers' certificate for Purchaser as to fulfillment of the conditions in Section 6.2.

     (d) The Purchase Price pursuant to and in the manner provided in Section
     1.2.

     (e) An opinion of counsel for Purchaser reasonably satisfactory to Seller's counsel.

                                  ARTICLE VIII
                                   INDEMNITY

     8.1  Indemnity.  Until the first anniversary of the Closing Date, Seller
          ---------
shall indemnify and hold harmless Purchaser and each of its directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (the "Purchaser Indemnified Parties") from and against any and all Losses (as defined below) incurred by or asserted against any of such parties in connection with or arising out of any breach by Seller of any representation or warranty, or any failure by Seller to comply with any covenant or agreement set forth herein, except as provided in Section 5.5(c); provided, however, that (i) the Purchaser Indemnified Parties shall be entitled to indemnification under this Section 8.1 only if and to the extent their aggregate amount of Losses hereunder (notwithstanding limitations on materiality contained in Seller's representations and warranties) exceeds $250,000, and then only to the extent of such excess; (ii) the Purchaser Indemnified Parties shall not be entitled to indemnification for any Losses resulting from or incurred in connection with the Private Placement or the Debt Offering; and (iii) in no event shall Seller's aggregate liability hereunder exceed $5,000,000.

Until the first anniversary of the Closing Date, Purchaser shall indemnify and hold harmless Seller, and its directors, officers, employees and agents, and each of the heirs, executors, successors, and assigns of any of the foregoing (the "Seller Indemnified Parties") from and against any and all Losses (as defined below) incurred by or asserted against any of such parties in connection with or arising out of any breach by Purchaser of any representation or warranty, or any failure by Purchaser to comply with any covenant or agreement set forth herein, except as provided in Section 5.5(d); provided, however, that the Seller Indemnified Parties shall be entitled to indemnification under this
Section 8.1 only if and to the extent their aggregate amount of Losses hereunder (notwithstanding limitations on materiality contained in Purchaser's representations and warranties) exceeds $250,000, and then only to the extent of such excess; and provided further, however, that in no event shall Purchaser's aggregate liability hereunder exceed $5,000,000.

"Losses" means, with respect to any of Purchaser, Seller or Superior, any and all losses, liabilities, claims, damages, obligations (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein), and any reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and expenses incurred in defending any lawsuit or other action).

     8.2  Claims.
          ------

     (a) The party being indemnified hereunder (the "Indemnified Party") shall give written notice to the party against whom a claim for indemnification is asserted hereunder (the "Indemnifying Party") within the earlier of twenty (20) days of receipt of written notice or forty (40) days from discovery by the Indemnified Party of any matters which may give rise to a claim for indemnification or reimbursement under this Agreement (a "Claim"). The failure to give such notice shall not affect the right of the Indemnified Party to indemnity hereunder unless such failure has materially and adversely affected the rights of the Indemnifying Party.

     (b) In the event an action brought by a third party (a "Third-Party Claim") shall be brought or asserted in respect of which indemnity may be sought by an Indemnified Party under this Section 8.2, the Indemnified Party shall notify the Indemnifying Party in writing thereof within such period of time as to not prejudice the defense thereof, but in any case within twenty (20) days thereof. Subject to this Section 8.2, the Indemnifying Party shall have the opportunity to defend and/or settle such Third-Party Claim, and employ counsel reasonably satisfactory to the Indemnified Party, and the Indemnifying Party shall pay all expenses related thereto, including, without limitation, all fees and expenses of counsel. After receipt of such notice, the Indemnifying Party shall notify the Indemnified Party within twenty (20) days (or such shorter period if necessary so as not to prejudice the defense thereof) in writing whether it will assume the defense thereof.

     (c) Upon receipt of notice by the Indemnified Party from the Indemnifying Party of its election to assume the defense of such an action and approval of the Indemnified Party of counsel to the Indemnifying Party, which approval shall not be unreasonably withheld or delayed, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expense subsequently incurred by the Indemnified Party unless (i) the Indemnifying Party agrees in writing to pay such fees and expenses, (ii) the Indemnifying Party fails either to assume the defense of such action or to employ counsel reasonably satisfactory to the Indemnified Party, or (iii) the Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or that there shall exist some other legal conflict between the interests of the Indemnifying Party and the Indemnified Party.

     (d) If the Indemnifying Party shall not elect to assume the defense of any Third-Party Claim, or if any of the events specified in clauses (i) through
     (iii) in the preceding subsection (c) occurs, the Indemnified Party shall have the right to maintain the defense of and to settle such Third-Party Claim, with counsel reasonably satisfactory to the Indemnifying Party; provided, however, that the Indemnifying Party shall retain the right to assume the defense of such Third-Party Claim pursuant to paragraph (c) above, provided that such assumption does not prejudice the defense of such Third-Party Claim.

     (e) In the event that an offer to settle a Third-Party Claim is received, each of the Indemnified Party and the Indemnifying Party shall notify the other thereof, in writing, and shall consult with one another in considering such offer. Such offer shall be accepted if the Indemnifying Party so directs in writing unless either (A) the Indemnified Party shall agree in writing that any liability arising out of such Third-Party Claim shall not be a Loss covered hereunder, in which case the Indemnified Party shall have full right to maintain the defense thereof, or (B) the failure to accept such settlement offer is based on the Indemnified Party's reasonable objection to a sanction, restriction, fine, or other penalty that would be imposed on it or its affiliates under the settlement.

     (f) Notwithstanding anything herein, and whichever party shall have the right to maintain the defense of a Third-Party Claim, each of the Indemnifying Party and the Indemnified Party shall consult with the other with respect thereto, provide each other with such assistance as the other may reasonably require in order to promptly and adequately defend such action, and have the right to participate at its own expense in the defense thereof, with counsel reasonably satisfactory to the other.

     8.3  Survival.  The representations, warranties, covenants and agreements
          --------
of each party set forth herein shall survive the Closing for a period of one (1) year. Neither party hereto shall have any liability (for indemnification or otherwise) with respect to any representation, warranty, covenant or agreement set forth herein, unless on or before the first anniversary of the Closing Date the other party shall notify such party of a claim specifying the factual basis of that claim in reasonable detail.

                                   ARTICLE IX
                                  TERMINATION

     9.1  Termination.  This Agreement may be terminated:
          -----------

     (a) by written agreement of the parties; or

     (b) by Purchaser (if it is not in breach of any of its obligations hereunder) pursuant to notice in the event of a breach or failure to perform by Seller that is material in the context of the transactions contemplated hereby of any representation, warranty, covenant or agreement by Seller contained herein which has not been, or cannot be, cured within 30 days after written notice of such breach or failure to perform is given to Seller; or

     (c) by either Seller or Superior (if it is not in breach of any of its obligations hereunder) pursuant to notice in the event of a breach or failure to perform by Purchaser that is material in the context of the transactions contemplated hereby of any representation, warranty, covenant or agreement by Purchaser contained herein which has not been, or cannot be, cured within 30 days after written notice of such breach or failure to perform is given to Purchaser; or

     (d) by any party, following ten (10) days' written notice to the other parties, if, at any time prior to the Closing Date any event shall have occurred or facts and circumstances shall exist that render any of the conditions to such party's obligations as provided in this Agreement incapable of fulfillment unless caused by the breach of any covenant or agreement under this Agreement by the terminating party; or

     (e) by any party upon notice to the other parties if the Closing has not taken place on or before November 30, 1998; or

     (f) by Seller or Superior, in its sole discretion, if Purchaser shall not have done any of the following: (i) by January 15, 1998, received firm commitments for $95.0 million in connection with the Private Placement; or
     (ii) within 90 days of this Agreement, escrowed $33.0 million of such firm commitments and received written expressions of interest for $80.0 million in connection with the Debt Offering; or (iii) within 180 days of this Agreement, taken all steps necessary to consummate the Private Placement and the Debt Offering, including, without limitation, the receipt of at least $80.0 million in firm commitments with respect to the Debt Offering, subject only to the receipt of the regulatory approvals set forth in
     Schedule 2.4, with consummation of the Private Placement and the Debt Offering to occur as soon as practicable following the receipt of such regulatory approvals.

                                   ARTICLE X
                              CERTAIN DEFINITIONS

     As used in this Agreement, the following terms shall have the meanings as set forth below:

     "ADA" shall mean the Americans with Disabilities Act.

     "Agreement" shall have the meaning set forth in the introduction hereto.

     "Claim" shall have the meaning set forth in Section 8.2(a).

     "Closing" shall have the meaning set forth in Section 1.4.

     "Closing Date" shall have the meaning set forth in Section 1.5.

     "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

     "Confidentiality Agreement" shall have the meaning set forth in Section 5.2(b).

     "Debt Offering" shall have the meaning set forth in Section 2.10.

     "Employees" shall have the meaning set forth in Section 3.20.

     "Environmental Law" shall have the meaning set forth in Section 3.22.

     "ERISA" shall have the meaning set forth in Section 3.19(a).

     "FDIC" shall have the meaning set forth in Section 3.3.

     "Federal Funds Rate" shall mean, for any day, the rate for that day set forth opposite the caption "Federal Funds" (Effective) in the daily statistical release designated as "Composite 3:30 p.m. Quotations for U.S. Government Securities" published by the Federal Reserve Bank of New York.

     "Federal Reserve" shall have the meaning set forth in Section 5.3.

     "GAAP" shall mean generally accepted accounting principles in the United States.

     "Goodwill Litigation" shall have the meaning set forth in Section 1.6.

     "Governmental Entity" shall mean any court, any administrative, judicial or regulatory agency or commission, any government-sponsored enterprise, or any other governmental or quasi-governmental authority or instrumentality, domestic (federal, state or local) or foreign.

     "Indemnified Party" shall have the meaning set forth in Section 8.2(a).

     "Indemnifying Party" shall have the meaning set forth in Section 8.2(a).

     "Independent Accounting Firm" shall mean a nationally recognized accounting firm jointly selected by Purchaser and Seller. In the event Purchaser and Seller propose different accounting firms and cannot agree on a selection, one of the remaining nationally recognized accounting firms not originally selected by Purchaser or Seller shall be selected at random to serve as the Independent Accounting Firm.

     "IRS" shall mean the Internal Revenue Service.

     "Leased Real Property" shall have the meaning set forth in Section 3.17(b).

     "Liens" shall have the meaning set forth in Section 3.14.

     "Losses" shall have the meaning set forth in Section 8.1.

     "Material Adverse Effect" shall have the following meaning:

          (a) with respect to Purchaser, the term "Material Adverse Effect" shall mean (A) a material adverse effect (whether taken individually or in the aggregate with all other such effects) on the financial condition, business, results of operations or properties of Purchaser,
          (B) an effect which would materially impair Purchaser's ability timely to consummate the transactions contemplated hereby or (C) any event, circumstance or condition affecting Purchaser which would prevent or materially delay the consummation of the transactions contemplated by this Agreement; and

          (b) with respect to Seller or Superior, the term "Material Adverse Effect" shall mean (A) a material adverse effect (whether taken individually or in the aggregate with all other such effects) on the financial condition, business, results of operations or properties of Superior, (B) an effect which would materially impair Seller's ability timely to consummate the transactions contemplated hereby or (C) any event, circumstance or condition affecting Seller or Superior which would prevent or materially delay the consummation of the transactions contemplated by this Agreement.

     "NationsBank Group" shall mean the affiliated group of corporations filing a consolidated federal income Tax Return of which NationsBank Corporation is the common parent and of which Seller is a member.

     "OSHA" shall mean the Occupational Safety and Health Act.

     "OTS" shall have the meaning set forth in Section 3.3.

     "Owned Real Property" shall have the meaning set forth in Section 3.16(a).

     "PBCG" shall have the meaning set forth in Section 3.19(b).

     "Permitted Exceptions" shall have the meaning set forth in Section 3.14.

     "Person" shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, or an unincorporated organization.

     "Plans" shall have the meaning set forth in Section 3.19.

     "Post Return" shall have the meaning set forth in Section 5.5(f).

     "Post-Closing Straddle Period" shall have the meaning set forth in Section 5.5(e).

     "Pre-Closing Straddle Period" shall have the meaning set forth in Section 5.5(e).

     "Private Placement" shall have the meaning set forth in Section 2.10.

     "Prohibited Transaction" shall have the meaning set forth in Section
     3.19(b).

     "Purchase Price" shall have the meaning set forth in Section 1.1.

     "Purchaser" shall have the meaning set forth in the introduction to this Agreement.

     "Purchaser Indemnified Parties" shall have the meaning set forth in Section 8.1.

     "Section 338 Forms" shall mean all Tax Returns, documents statements, and other forms that are required to be submitted to any federal, state, county, or other local Taxing Authority in connection with a Section 338(h)(10) Election. Section 338 Forms shall include, without limitation, any "statement of section 338 election" and United States Internal Revenue Service Form 8023-A (together with any schedules or attachments thereto) that are required pursuant to relevant Treasury Regulations and any substantially similar forms under a state or local statute corresponding to federal Tax Laws.

     "Section 338(h)(10) Election" shall mean an election described in Section 338(h)(10) of the Code with respect to the acquisition of the Shares by Purchaser pursuant to this Agreement. "Section 338(h)(10) Election" shall also include any substantially similar election under a state or local statute corresponding to federal Tax Laws.

     "Seller" shall have the meaning set forth in the introduction to this Agreement.

     "Seller Indemnified Parties" shall have the meaning set forth in Section
     8.1.

     "Shares" shall have the meaning set forth in Section 1.1.

     "Software" shall have the meaning set forth in Section 3.14.

     "Straddle Period" shall have the meaning set forth in Section 5.5(e).

     "Subsidiary" or "Subsidiaries" shall have the meaning set forth in Section 3.4.

     "Superior" shall have the meaning set forth in the introduction to this Agreement.

     "Superior Financial Statements" shall have the meaning set forth in Section 3.10.

     "Tax" or "Taxes" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Affiliate" shall mean any corporation with respect to which a specified Person joins or at any time has joined the filing of any consolidated, combined or unitary Tax Return for any Taxable Period.

     "Tax Laws" shall mean the Code, federal state, county, local or foreign laws relating to Taxes and any regulations or official administration pronouncements released thereunder.

     "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Taxable Period" shall mean any period for which or with respect to which the Taxes of any Person are determined or calculated.

     "Taxing Authority" shall mean any Governmental Entity having jurisdiction over the assessment, determination, collection, of other imposition of Tax.

     "Third-Party Claim" shall have the meaning set forth in Section 8.2(b).

     "Treasury Regulations" shall mean the regulations promulgated under the Code.

                                   ARTICLE XI
                                 MISCELLANEOUS

     11.1 Third-Party Beneficiaries.  This Agreement is solely for the mutual
          -------------------------
benefit of the parties hereto and no other party is intended or shall be deemed to be a third-party beneficiary hereof.

     11.2 Expenses.  Except as otherwise provided herein, whether or not the
          ---------
transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided, however, that Purchaser shall pay all costs, fees and expenses (including attorneys' fees and expenses) incurred in connection with Section 5.3, all costs, fees and expenses of the Goodwill Litigation, all costs, fees and expenses relating to the Private Placement and the Debt Offering and all fees and expenses of Keefe, Bruyette & Woods, Inc.

     11.3 Notices.  All notices or other communications required or permitted
          -------
under this Agreement shall be given in writing sent by hand delivery, telecopy or by certified or registered mail, postage prepaid, return receipt requested to the address set forth below:

     If to Seller or Superior:

          NB Holdings Corporation
          NationsBank Corporate Center
          100 North Tryon Street
          NC1-007-33-02
          Charlotte, North Carolina  28255
          Telecopy Number:  (704) 386-6416
          Confirmation Number: (704) 386-5450
          Attention:  Frank L. Gentry, Executive Vice President
          ---------

     With a copy to:

          NationsBank Corporation
          NationsBank Corporate Center
          100 North Tryon Street
          NC1-007-20-01
          Charlotte, North Carolina  28255
          Telecopy Number:  (704) 386-6453
          Confirmation Number: (704) 386-9036
          Attention:  Jacqueline Jarvis Jones, Senior Counsel
          ---------

     If to Purchaser:

          SFC Acquisition Corp.
          c/o Miller, Hamilton, Snider & Odom, L.L.C.
          One Commerce Street
          Montgomery, Alabama 36104
          Telecopy Number: (334) 265-4533
          Confirmation Number: (334) 834-5550
          Attention:  Willard H. Henson
          ----------

     With a copy to:

          Miller, Hamilton, Snider & Odom, L.L.C.
          254 State Street
          Mobile, Alabama 36603
          Telecopy Number: (334) 431-9406
          Confirmation Number:(334) 432-1414
          Attention:  John C. H. Miller, Jr.
          ----------

     11.4 Captions.  The captions contained in this Agreement are for reference
          --------
purposes only and shall not be construed as a part of this Agreement.

     11.5 Further Assurances.  The parties shall cooperate and take such
          ------------------
actions, and execute and deliver such other documents, at and after the Closing or subsequently, without further consideration, as any other party hereto may reasonably request in order to carry out the provisions or purposes of this Agreement and the transactions contemplated hereby.

     11.6 Entire Agreement.  This Agreement sets forth the parties' final and
          ----------------
entire agreement with respect to its subject matter and supersedes any and all prior understandings and agreements with respect thereto other than the Confidentiality Agreement, which shall remain in full force and effect. The Schedules attached to this Agreement shall be deemed as fully a part of this Agreement as if set forth herein in full. None of the parties has made any representation, warranty, covenant or undertaking of any nature whatsoever, express or implied, in connection with or relating to the subject matter of this Agreement other than as expressly set forth herein.

     11.7 Amendment; Waiver.  This Agreement can be amended, supplemented or
          -----------------
changed, and any provision hereof can be waived, only in a writing making specific reference to this Agreement signed by each of the parties hereto.

     11.8 Assignment.  None of the parties hereto may assign any of its rights
          ----------
or delegate any of its obligations under this Agreement to any other person or entity. Any such purported assignment or delegation that is made without the prior written consent of the other parties to this Agreement shall be void and of no effect.

     11.9 Successors.  This Agreement shall be binding upon and inure to the
          ----------
benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other parties.

     11.10  Severability.  If any one or more of the provisions of this
            ------------
Agreement shall be held invalid or unenforceable by a court or other tribunal of competent jurisdiction, such provision shall be modified or eliminated to the minimum extent necessary to make it valid and enforceable, and the validity and enforceability of all other provisions hereof shall not be affected thereof.

     11.11  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN
            -------------
ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA.

     11.12  Counterparts.  This Agreement may be executed in one or more
            ------------
counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                         NB HOLDINGS CORPORATION


                         By:     /s/ Frank L. Gentry
                            ------------------------
                         Name:     Frank L. Gentry
                              --------------------
                         Title:        Senior Vice President
                                  --------------------------

                         SUPERIOR FEDERAL BANK, F.S.B.


                         By:     /s/ Joe Edwards, Jr.
                            -------------------------
                         Name:    Joe Edwards, Jr.
                              --------------------
                         Title:      President/C.E.O.
                               ----------------------


                         SFC ACQUISITION CORP.


                         By:     /s/ John C. H. Miller, Jr.
                            -------------------------------
                         Name:   John C. H. Miller, Jr.
                              -------------------------
                         Title:     Acting Chairman
                               --------------------